                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

Check the appropriate box:

[ ] Preliminary proxy statement                   [ ] Confidential, For Use of the Commission
                                                      Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                       INKINE PHARMACEUTICAL COMPANY, INC.
                (Name of registrant as specified in its charter)

    (Name of person(s) filing proxy statement, if other than the registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    [x] No fee required
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

(5) Total fee paid:

------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

(3) Filing Party:

------------------------------------------------------------------------------

(4) Date Filed:

------------------------------------------------------------------------------

The following is a form of memorandum distributed on August 17, 2005 to employees.

 TO:

 FROM:      Gina Alm, Director of Human Resources

            InKine Pharmaceutical Company, Inc.

 DATE:      August 17, 2005

 SUBJECT:   Transition Letter
            -----------------

Dear        :

As you know, on June 23, 2005, InKine Pharmaceutical Company, Inc. ("InKine"), Salix Pharmaceuticals, Ltd. ("Salix") and a subsidiary of Salix entered into an agreement and plan of merger (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the Salix subsidiary will be merged with and into InKine (the "Merger") and InKine will survive as a wholly-owned subsidiary of Salix. It is expected that the Merger will be completed at some time in the September to November time frame. The actual date on which the Merger is completed is referred to as the "Closing Date." This letter, as well as the attached Retention Bonus Plan and Severance Pay Plan, are intended to provide you with information regarding what will happen during the transition period, as well as explain the retention bonus and severance benefits available to you. Please make sure that you read through each of these documents carefully and thoroughly.

TRANSITION AND TERMINATION - Up until the Closing Date, you will remain an employee of InKine, subject to the policies, procedures, benefits and pay that you are currently receiving. As of the Closing Date, InKine will become a wholly-owned subsidiary of Salix. At that point, you will continue to be employed by InKine and your health and dental care insurance coverage will remain the same. At some point in the future, Salix may need to convert health and dental care insurance coverage to a different carrier. In that event, the level of benefits and the provider may change - you will be notified if this happens. Life Insurance, Disability Insurance and Flexible Spending accounts will terminate as of the date you terminate employment, which will be the 91st day following the Closing Date, unless you are notified otherwise. If you currently participate in the medical flexible spending account, you will be eligible to elect COBRA continuation coverage with respect to your medical flexible spending account. In addition, claims incurred prior to termination can still be submitted for reimbursement through February 14, 2006 up to the full amount you elected to contribute to the account. Your base salary will remain unchanged.

To assist with the transition, Salix would like you to remain employed until the 91st day following the Closing Date. The 91st day following the Closing Date is referred to in this letter as the "Required Employment Date." UNLESS YOU ARE INFORMED OTHERWISE PRIOR TO YOUR REQUIRED EMPLOYMENT DATE, I.E., THE 91ST DAY FOLLOWING THE CLOSING DATE, YOUR EMPLOYMENT WILL TERMINATE AS OF YOUR REQUIRED EMPLOYMENT DATE. SHOULD SALIX RELEASE YOU PRIOR TO YOUR REQUIRED EMPLOYMENT DATE, YOU WILL STILL BE EMPLOYED AND PAID YOUR REGULAR SALARY THROUGH YOUR REQUIRED EMPLOYMENT DATE. Your employment will remain at-will. This means that you remain free to resign your employment at any time, for any reason without notice and your employment may be terminated at any time for any reason, subject to the provisions described below. The completion of the Merger will not in itself result in termination of your employment for any purpose.

RETENTION BONUS - If you remain employed through your Required Employment Date, or if you are terminated without cause (as defined in the Retention Bonus Plan) prior to your Required Employment Date, you will be eligible to receive a retention bonus in the amount of $__________________, less applicable federal, state and local withholding taxes. Your retention bonus will be paid within the 15-day period following your Required Employment Date. Payment of the retention bonus is subject in all respects to the terms of the Retention Bonus Plan. PLEASE NOTE THAT THE RETENTION BONUS WILL NOT BE PAID IF YOU VOLUNTARILY RESIGN PRIOR TO YOUR REQUIRED EMPLOYMENT DATE OR IF YOU ARE TERMINATED FOR CAUSE.

SEVERANCE BENEFITS - If you remain employed through your Required Employment Date and your employment is subsequently terminated, or if you are terminated without cause (as defined in the severance pay plan) prior to your Required Employment Date, you may still be eligible to receive severance benefits. To be eligible in either case, you must execute and not revoke a release and waiver of claims, in a form acceptable to Salix, pursuant to which you agree to release InKine and Salix from any claims (other than claims with respect to any obligations under this letter, the Retention Bonus Plan, the Severance Pay Plan and any other plans or programs of InKine and Salix in which you participated and under which you have accrued and become entitled to a benefit) you may have against them (the "Release"). If you do this, you will receive the following:

o SEVERANCE PAY: You will receive a lump sum severance payment equal to ____ weeks of your weekly base pay, less applicable federal, state and local taxes. The severance will be paid after the expiration of the revocation period for the Release, but no later than 30 days after the revocation period. Payment of the severance pay is subject in all respects to the terms and conditions of the Severance Pay Plan.

o HEALTH & DENTAL BENEFITS: If you elect COBRA, you will be reimbursed for the cost of your COBRA premium for the period during which severance would otherwise have been paid had severance not been paid in a lump sum. For this purpose, the period of severance will be measured in months, and 4 weeks of severance will equal one month. For example, if you receive 12 weeks of severance, then you will be reimbursed for 3 months of COBRA payments. You will receive COBRA paperwork within 14 days of your termination date, as required by law. You will receive detailed directions regarding COBRA upon your termination of employment.

PLEASE NOTE THAT THE SEVERANCE PAY AND COBRA REIMBURSEMENT BENEFITS WILL NOT BE PAID IF YOU VOLUNTARILY RESIGN PRIOR TO THE REQUIRED EMPLOYMENT DATE OR IF YOU ARE TERMINATED FOR PERFORMANCE, MISCONDUCT OR CAUSE (AS DEFINED IN THE SEVERANCE PAY PLAN).

ADDITIONAL INFORMATION:

VACATION - Unless your employment continues after your Required Employment Date, your vacation time will stop accruing on your Required Employment Date and you will be paid for all accrued and unused vacation, less applicable federal, state and local taxes, at the time of termination, even if you do not sign, or if you revoke, the Release. If you remain employed after your Required Employment Date, accrued and unused vacation will carry over and you will continue to accrue vacation time.

For example, suppose you had 12 days of accrued, unused vacation at the Closing Date and you remain employed through your Required Employment Date. Your 12 days of accrued, unused vacation will carry over and you will start accruing additional vacation under the Salix paid time off policy. Under that policy, if you remain employed through your Required Employment Date, you would accrue an additional 5 days of paid time off (includes vacation, personal and sick) during the period between the Closing Date and your Required Employment Date for a total of 17 days paid time off. If you did not take any time off post-closing, you would be paid the 17 days in your final paycheck, less applicable federal, state and local taxes.

STOCK OPTIONS - You will receive a separate notice that explains the effect of the Merger on your outstanding options to purchase InKine common stock.

401(K) PLAN - Contingent on completion of the Merger, the InKine 401(k) Plan will be terminated as of the day immediately prior to the Closing Date, and, as a result, the following changes apply:

All participants' 401(k) Plan accounts will become fully vested as of the Plan termination date. At a date designated by InKine in the future, you will be given the opportunity to elect to take a distribution of your account balance or to roll over your account balance to an IRA, to the Salix 401(k) Plan (if you become an employee of Salix) or to another qualified retirement plan. More information regarding distribution or rollover of your account balance under the InKine 401(k) Plan will be provided in the next couple of weeks.

If you have a loan outstanding under the InKine 401(k) Plan, your loan will become immediately due and payable. Your outstanding loan balance is treated as part of your account balance under the InKine 401(k) Plan. If you do not repay your remaining loan balance within the prescribed time frame, the amount of your outstanding loan balance will be reported as a distribution in the current year for income tax purposes. Your remaining account balance will be distributed to you and included in your taxable income unless you roll it over to an IRA, the Salix 401(k) Plan (if you become an employee of Salix) or another new employer's qualified retirement plan. If you become an employee of Salix and you elect to roll over your account balance into the Salix 401(k) Plan, you will not be permitted to roll over your outstanding loan balance.

You will be eligible to participate in the Salix 401(k) plan as soon as administratively practicable following the Closing Date, and you will be given credit for your prior service with InKine for purposes of vesting and eligibility under the Salix 401(k) plan. Salix representatives will hold meetings with InKine employees shortly after the Closing Date to assist in enrollment in the Salix 401(k) plan, as well as to answer any questions with respect to the plan policies and provide you with information regarding the employee benefits that Salix will provide to InKine employees after the Merger.

UNEMPLOYMENT -- Eligibility and level of unemployment benefits will be determined by the Department of Labor in your State. You should apply to the office nearest your home.

NOTIFICATION OF ADDRESS CHANGE - Please keep us informed of any change of address so that we can make sure you receive all payments and tax documents (W-2) without delay.

We sincerely appreciate all of your hard work, dedication and continued services through this transition period. Please do not hesitate to see me should you have any questions or concerns at anytime.

In connection with the merger between Salix and InKine, Salix has filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF SALIX AND INKINE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SALIX, INKINE AND THE MERGER. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by Salix or InKine with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Salix by directing a request to:
Salix Pharmaceuticals, Ltd., 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by InKine by contacting InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, Attn: Investor Relations

Salix, InKine and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Salix and shareholders of InKine in favor of the merger. Information about the executive officers and directors of Salix and their ownership of Salix common stock is set forth in the proxy statement for Salix's 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2005. Information about the executive officers and directors of InKine and their ownership of InKine common stock is set forth in the proxy statement for InKine's 2005 Annual Meeting of Shareholders, which was filed with the SEC on May 2, 2005. Investors and holders of Salix and InKine common stock may obtain more detailed information regarding the direct and indirect interests of Salix, InKine and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.